Exhibit 99.1

For Immediate Release

Velo3D, Inc. Announces Pricing of $17.5 Million Public Offering of Common Stock and Uplisting to Nasdaq

Trading on the Nasdaq Capital Market Expected to Commence on August 19, 2025 Under the Ticker “VELO”

FREMONT, Calif., August 19, 2025 /PRNewswire/ — Velo3D, Inc. (“Velo” or the “Company”), a leading provider of additive manufacturing technologies for mission-critical metal parts, today announced the pricing of a firm commitment underwritten public offering of 5,833,333 shares of its common stock at $3.00 per share (the “Offering”), before deducting underwriting discounts and commissions and offering expenses, for aggregate gross proceeds of approximately $17.5 million. The Company intends to use the net proceeds from the Offering for working capital, capital expenditures and general corporate purposes. The Company’s common stock is expected to commence trading on the Nasdaq Capital Market (“Nasdaq”) on August 19, 2025 under the ticker symbol “VELO”, subject to continued compliance with Nasdaq rules.

Lake Street Capital Markets, LLC is acting as the sole book-running manager for the Offering.

In addition, the Company has granted the representative of the underwriters a 30-day option to purchase up to an additional 875,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. All of the shares of common stock to be sold in the Offering will be sold by the Company. The Offering is expected to close on or about August 20, 2025, subject to customary closing conditions.

A Registration Statement on Form S-1, as amended (File No. 333-289337), relating to the shares of common stock to be issued and sold in the Offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on August 18, 2025. The Offering is being made only by means of a prospectus that forms a part of such effective registration statement. When available, copies of the final prospectus may be obtained for free on the SEC’s website at sec.gov or by contacting Lake Street Capital Markets, LLC at 121 South 8th Street, Suite 1000, Minneapolis, MN 55402, by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com. Pending the commencement of trading of the Company’s common stock on Nasdaq, trading of the Company’s common stock under the symbol “VLDX” on the OTCQX was suspended at the close of markets on August 18, 2025. Stockholders are not required to take any action as a result of the uplisting to Nasdaq.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Velo3D

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2024. For more information, please visit Velo3D.com, or follow the company on LinkedIn or X.

VELO, VELO3D, SAPPHIRE and INTELLIGENT FUSION, are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the closing of the Offering, the anticipated use of proceeds from the Offering, and the Nasdaq uplisting, and other statements identified by words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause our actual results to be materially different than those expressed in or implied by our forward-looking statements. For the Company, this includes satisfaction of the customary closing conditions of the Offering, delays in obtaining Nasdaq or other regulatory approvals, the ability to meet the Nasdaq continued listing requirements, stock price volatility and the impact of general business and economic conditions. More detailed information on these and additional factors that could affect our actual results are described in our filings with the SEC, available at www.sec.gov. All forward-looking statements in this news release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.